Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statement Nos. 333-280211 and 333-280211-01 on Form S-3ASR of our reports dated February 20, 2025 relating to the financial statements of PennyMac Mortgage Investment Trust and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PennyMac Mortgage Investment Trust for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 11, 2025